Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269152

Crescent Energy Company

128,927,826 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and sale by the selling stockholders of up to an aggregate 128,927,826 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Crescent Energy Company (the “Company,” “we,” “our” or “us”), including (a) 10,282,503 shares of Class A Common Stock currently owned by selling stockholders named herein and (b) 118,645,323 shares of Class A Common Stock that may be issued upon redemption of units (“OpCo Units”) in Crescent Energy OpCo LLC, a Delaware limited liability company (“OpCo”), and an equal number of shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”).

This prospectus provides you with a general description of the Class A Common Stock offered hereby and the general manner in which the selling stockholders will offer such securities. More specific terms of any securities that the selling stockholders offer may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock to be offered by the selling stockholders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of Class A Common Stock by the selling stockholders pursuant to this prospectus. Our registration of the Class A Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the Class A Common Stock. The selling stockholders may sell the Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the Class A Common Stock in the section entitled “Plan of Distribution.”

Our Class A Common Stock is traded on The New York Stock Exchange (“NYSE”) under the symbol “CRGY”. The closing price for our Class A Common Stock on January 18, 2023, was $12.62 per share, as reported on the NYSE.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A Common Stock determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2023.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Common Stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell any combination of the Class A Common Stock described in this prospectus in one or more offerings. This prospectus generally describes Crescent Energy Company and its securities, including its Class A Common Stock. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 128,927,826 shares of Class A Common Stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock to be offered by the selling stockholders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of Class A Common Stock by the selling stockholders pursuant to this prospectus. More specific terms of any shares of the Class A Common Stock that the selling stockholders offer may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the Class A Common Stock will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, planned capital expenditures, increases in oil, natural gas and NGL production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	commodity price volatility;

•	our business strategy;

•

the length, scope, and severity of the ongoing COVID-19 pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity;

•	our ability to identify and select possible acquisition and disposition opportunities;

•	capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

•	the impact of sales hereunder to the trading price of our Class A Common Stock;

•	risks and restrictions related to our debt agreements and the level of our indebtedness;

•	our reliance on KKR Energy Assets Manager LLC as our external manager;

•	our hedging strategy and results;

•	realized oil, natural gas and NGL prices;

•

political and economic conditions and events in foreign oil, natural gas and NGL producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America and China and acts of terrorism or sabotage;

•	general economic conditions, including the impact of continued inflation and associated changes in monetary policy;

•	timing and amount of our future production of oil, natural gas and NGLs;

•	a decline in oil, natural gas and NGL production, and the impact of general economic conditions on the demand for oil, natural gas and NGLs and the availability of capital;

•	unsuccessful D&C activities and the possibility of resulting write downs;

•	our ability to meet our proposed drilling schedule and to successfully drill wells that produce oil, natural gas and NGLs in commercially viable quantities;

•	shortages of equipment, supplies, services and qualified personnel and increased costs for such equipment, supplies, services and personnel;

•	adverse variations from estimates of reserves, production, prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

•

incorrect estimates associated with properties we acquire relating to estimated proved reserves, the presence or recoverability of estimated oil, natural gas and NGL reserves and the actual future production rates and associated costs of such acquired properties;

•	hazardous, risky drilling operations, including those associated with the employment of horizontal drilling techniques, and adverse weather and environmental conditions;

•	limited control over non-operated properties;

•	title defects to our properties and inability to retain our leases;

•	our ability to successfully develop our large inventory of undeveloped acreage;

•	our ability to retain key members of our senior management and key technical employees;

•	risks relating to managing our growth, particularly in connection with the integration of significant acquisitions;

•

impact of environmental, occupational health and safety, and other governmental regulations, and of current or pending legislation, including as a result of the recent change in presidential administrations;

•	federal and state regulations and laws, including IRA 2022;

•	our ability to predict and manage the effects of actions of OPEC and agreements to set and maintain production levels;

•	changes in tax laws;

•	effects of competition; and

•	seasonal weather conditions.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability and cost of drilling and production equipment and services, project construction delays, environmental risks, drilling and other operating risks, lack of availability or capacity of midstream gathering and transportation infrastructure, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, incorporated herein by reference.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

INFORMATION ABOUT THE COMPANY

Our Company

We are a well-capitalized U.S. independent energy company with a portfolio of low-decline assets in proven regions across the lower 48 states that generate substantial cash flow and deliver significant stockholder returns. Our core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy we have employed since 2011. Our mission is to invest in energy assets and deliver better returns through strong operations and stewardship. We seek to deliver attractive risk-adjusted investment returns and predictable cash flows across cycles by employing our differentiated approach to investing in the oil and gas industry. Our approach employs a unique business model that combines an investor mindset and deep operational expertise to pursue a cash flow-based investment mandate focused on operated working interests with an active risk management strategy. Our Class A Common Stock trades on the NYSE under the symbol “CRGY.”

Our Corporate Structure

We are a holding company with all of our assets and operations conducted through Crescent Energy OpCo LLC (“OpCo”) and its subsidiaries. Our sole material assets consist of units of OpCo. We are the sole managing member of OpCo and are responsible for all operational, management and administrative decisions relating to OpCo’s business and consolidate the financial results of OpCo and its subsidiaries. Owners of OpCo units other than us own a corresponding number of shares of our Class B common stock, which have voting (but no economic) rights with respect to our Company.

Company Information

Our principal executive offices are located at 600 Travis Street, Suite 7200, Houston, Texas 77002, and our telephone number is (713) 337-4600. Our website is www.crescentenergyco.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A common stock offered under this prospectus. Any proceeds from the sale of Class A Common Stock under this prospectus will be received by the selling stockholders. However, pursuant to the Registration Rights Agreement, dated December 7, 2021, by and among the Company and each of the Holders set forth on the signature pages thereto (the “Registration Rights Agreement”), we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of Class A Common Stock by the selling stockholders pursuant to this prospectus.

REDEMPTION OF OPCO UNITS AND CLASS B COMMON STOCK

Pursuant to the Amended & Restated Limited Liability Company Agreement of OpCo (the “OpCo LLC Agreement”), each holder of OpCo Units (an “OpCo Unit Holder”) holds one share of our Class B Common Stock for each OpCo Unit held by such OpCo Unit Holder. Pursuant to the OpCo LLC Agreement, each OpCo Unit Holder, including certain of the selling stockholders named in this prospectus, has the right to redeem its OpCo Units, together with an equal number of shares of Class B Common Stock, for an equivalent number of shares of Class A Common Stock (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and similar transactions) or, if either we or OpCo so elect, cash. Upon the redemption of such OpCo Units for shares of Class A Common Stock, a corresponding number of shares of Class B Common Stock will be cancelled.

As OpCo Unit Holders exchange their OpCo Units and Class B Common Stock for Class A Common Stock, our relative ownership interest in OpCo will correspondingly increase.

SELLING STOCKHOLDERS

Beneficial Ownership

Up to 128,927,826 shares of our Class A Common Stock may be offered for resale by the selling stockholders under this prospectus, including (i) 10,282,503 shares of Class A Common Stock owned by the selling stockholders named herein and (ii) 118,645,323 shares of Class A Common Stock that may be issued upon exchange of OpCo Units and an equal number of shares of Class B Common Stock.

The following table sets forth the number of shares of Class A Common Stock being offered by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and the documents incorporated by reference herein, based on the assumptions that: (i) all shares registered for sale by this registration statement will be sold by or on behalf of the selling stockholders; and (ii) no other shares of Class A Common Stock will be acquired prior to completion of this offering by the selling stockholders. The following table also sets forth the number of shares known to us, based upon written representations by the selling stockholders, to be beneficially owned by the selling stockholders as of December 31, 2022. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class. Each share of Class B Common Stock entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, the holders of our Class B Common Stock collectively have a number of votes equal to the number of OpCo Units that they hold. The percentages in the table are based on the sum of 48,282,163 shares of Class A Common Stock and 118,645,323 shares of Class B Common Stock outstanding as of December 31, 2022.

	Shares Beneficially Owned Before the Offering				Shares Beneficially Owned After the Offering
Selling stockholders:	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)	Shares of Class A Common Stock that may be sold hereby(2) (3)	Class A Common Stock	Class B Common Stock	Combined Voting Power(1)
Independence Energy Aggregator L.P. (4)	—	81,831,695	49.0%	81,831,695	—	—	—
KKR Upstream Associates LLC (5)	572,354	81,831,695	49.4%	572,354	—	—	—
PT Independence Energy Holdings LLC (6)	—	36,813,628	22.1%	36,813,628	—	—	—
Goff Focused Energy Strategies, LP (7)	489,058	—	*	489,058	—	—	—
Goff MCEP II, LP (7)	953,663	—	*	953,663	—	—	—
Goff MCF Partners, LP (7)	2,028,804	—	1.2%	2,028,804	—	—	—
The Goff Family Foundation (7)	52,391	—	*	52,391	—	—	—
JCG 2016 Holdings, LP (7)	1,830,930	—	1.1%	1,830,930	—	—	—
Goff MCEP Holdings, LLC (7)	607,741	—	*	607,741
Goff Family Investments, LP (7)	605,332	—	*	605,332
John C. Goff 2010 Family Trust (7)	2,413,523	—	1.4%	2,413,523
Travis Goff (7)	14,350	—	*	14,350
John C. Goff (7)	714,357	—	*	714,357

*	Represents less than 1%.
(1)

Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, the holders of our Class B Common Stock collectively have a number of votes in the Company equal to the number of OpCo Units that they hold.

(2)

Includes shares of our Class B Common Stock owned by the selling stockholders that are, together with an equivalent number of OpCo Units, exchangeable at any time and from time to time for shares of Class A Common Stock on a one-for-one basis.

(3)

Represents the number of shares being registered on behalf of the selling stockholder pursuant to this registration statement, which may be less than the total number of shares held by the selling stockholder.

(4)

Independence Energy Aggregator L.P. (“Aggregator”) is the direct beneficial owner of the securities reported and is the entity through which certain unaffiliated limited partners and affiliated entities hold their interests in the Company and OpCo. Independence Energy Aggregator GP LLC (“Aggregator GP”) is the general partner of Aggregator. KKR Upstream Associates LLC is the sole member of Aggregator GP. KKR Group Assets Holdings III L.P. and KKR Financial Holdings LLC are the controlling members of KKR Upstream Associates LLC. KKR Group Assets III GP LLC is the general partner of KKR Group Assets Holdings III L.P. KKR Group Partnership L.P. is the sole member of each of KKR Group Assets III GP LLC and KKR Financial Holdings LLC. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole stockholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Henry R. Kravis and George R. Roberts are the

founding partners of KKR Management LLP. Each of such beneficial owners disclaims beneficial ownership of such securities in excess of their pecuniary interest therein. Pursuant to our Amended & Restated Certificate of Incorporation, Aggregator, as the sole owner of our Non-Economic Series I Preferred Stock (as defined below) has the exclusive right to appoint our Board of Directors and holds approval rights over certain other actions prior to such actions being taken by us. See “Description of Capital Stock—Non-Economic Series I Preferred Stock” for additional information.
(5)

KKR Upstream Associates LLC is the direct beneficial owner of the 572,354 shares of Class A Common Stock reported and may be deemed to beneficially own the shares of Class B Common Stock held of record by Aggregator. KKR Group Assets Holdings III L.P. and KKR Financial Holdings LLC are the controlling members of KKR Upstream Associates LLC. KKR Group Assets III GP LLC is the general partner of KKR Group Assets Holdings III L.P. KKR Group Partnership L.P. is the sole member of each of KKR Group Assets III GP LLC and KKR Financial Holdings LLC. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole stockholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. Each of such beneficial owners disclaims beneficial ownership of such securities in excess of their pecuniary interest therein.

(6)

PT Independence Energy Holdings LLC (“PT Independence”) is the direct beneficial owner of the securities reported. Liberty Energy Holdings LLC, a member of PT Independence, has the sole right to vote or dispose of the shares of our Class B Common Stock and OpCo Units. The sole member of Liberty Energy Holdings LLC is Liberty Mutual Insurance Company, which is wholly owned by Liberty Mutual Group Inc. The sole shareholder of Liberty Mutual Group Inc. is LMHC Massachusetts Holdings Inc., whose sole shareholder is Liberty Mutual Holding Company Inc. Because Liberty Mutual Holding Company Inc. is a mutual holding company, its members are entitled to vote at meetings of the company. No such member is entitled to cast 5% or more of the votes. Each of such beneficial owners disclaims beneficial ownership of such securities in excess of their pecuniary interest therein. Pursuant to the Specified Rights Agreement, as described herein, PT Independence holds the right to designate two directors to our Board of Directors. Presently, such designees are Mr. Erich Bobinsky and Ms. Bevin Brown.

(7)

Goff Focused Energy Strategies, LP (“Goff Energy”) is the record holder of 489,058 shares of Class A Common Stock. Goff MCEP II, LP (“MCEP II”) is the record holder of 953,663 shares of Class A Common Stock. Goff MCF Partners, LP (“Goff MCF”) is the record holder of 2,028,804 shares of Class A Common Stock. The Goff Family Foundation is the record holder of 52,391 shares of Class A Common Stock. JCG 2016 Holdings, LP (“Holdings”) is the record holder of 1,830,930 shares of Class A Common Stock. Goff MCEP Holdings, LLC (“Goff MCEP”) is the record holder of 607,741 shares of Class A Common Stock. Goff Family Investments, LP (“Family Investments”) is the record holder of 605,332 shares of Class A Common Stock. GFS Energy GP, LLC, as general partner to Goff Energy, may be deemed to beneficially own the shares of Class A Common Stock held of record by Goff Energy. GFS MCEP GP, LLC, as general partner to MCEP II, may be deemed to beneficially own the shares of Class A Common Stock held of record by MCEP II. GFS Contango GP, LLC (“GFS Contango”), as general partner to Goff MCF (together with MCEP II and Goff Energy, the “Funds”), may be deemed to beneficially own the shares of Class A Common Stock held of record by Goff MCF. GFS Management, LLC (“GFS Management”), as managing member to GFS Energy GP, LLC, GFS MCEP GP, LLC, and GFS Contango, may be deemed to beneficially own the shares of Class A Common Stock held of record by the Funds. Goff Focused Strategies LLC (“GFS”), as managing member to GFS Management, may be deemed to beneficially own the shares of Class A Common Stock held of record by the Funds. GFT Strategies, LLC, as controlling equity holder of GFS, may be deemed to beneficially own the shares of Class A Common Stock held of record by the Funds. JCG 2016 Management, LLC (“Holdings GP”), as general partner to Holdings, may be deemed to beneficially own the shares of Class A Common Stock held of record by Holdings. Goff Capital, Inc., as manager to Goff MCEP and general partner to Family Investments, may be deemed to beneficially own the shares of Class A Common Stock held of record by Goff MCEP and Family Investments. John C. Goff 2010 Family Trust (“Goff Family Trust”) is the record holder of 2,413,523 shares of Class A Common Stock, and as managing member of GFT and sole shareholder of Goff Capital and Holdings GP, may be deemed to beneficially own the shares of Common Stock held of record by the Funds, Holdings, Goff MCEP, and

Family Investments. Travis Goff is the record holder of 14,350 shares of Class A Common Stock. Travis Goff is also the President of Goff Capital, GFS, and Holdings GP and is the son of John C. Goff. As a result of the foregoing relationships, he may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by the Funds, Holdings, Goff MCEP, and Family Investments. John C. Goff is the record holder of 714,357 shares of Class Common Stock, and as manager of GFS, the sole board member of the Goff Foundation, and the sole trustee of the Goff Family Trust, which is the sole shareholder of Goff Capital and Holdings GP, he may be deemed to beneficially own 8,981,442 shares of Common Stock held of record by the Funds, Goff Foundation, Holdings, Goff MCEP, Family Investments and Goff Family Trust. John C. Goff is the Chairman of the Company’s Board of Directors.

Material Relationships with Selling Stockholders

Our material relationships with certain of the selling stockholders and their affiliates are set forth in “Certain Relationships and Related Transactions, and Director Independence” of our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference.

Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

The shares of Class A Common Stock are being registered to permit the selling stockholders to offer and sell such shares from time to time after the date of this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the offering by the selling stockholders of the shares of Class A Common Stock offered under this prospectus. We will bear the fees and expenses incurred by us in connection with our obligation to register the shares of Class A Common Stock pursuant to the Registration Rights Agreement. If the shares are sold through underwriters or broker-dealers, we will not be responsible for underwriting discounts or commissions or agents’ commissions.

The selling stockholders may use any one or more of the following methods when disposing of the shares of Class A Common Stock pursuant to this prospectus or interests therein:

•	on the NYSE or any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	distributions to members, general partners and limited partners;

•	short sales effected after the date the registration statement of which this prospectus is a part becomes effective;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of Class A Common Stock at a stipulated price per security; and

•	a combination of any such methods of sale or by any other legally available means.

In addition, any shares of Class A Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors in interest as the selling stockholders under this prospectus. In connection with the sale of our Class A Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock in the course of hedging the positions they assume.

The selling stockholders may also sell our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Class A Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer the shares of Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. The number of shares of our Class A Common Stock beneficially owned by the selling stockholders will decrease as and when they transfer their securities or default in performing obligations secured by such shares. The plan of distribution for the shares of our Class A Common Stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the shares of Class A Common Stock will be the purchase price of the Class A Common Stock less discounts and commissions, if any.

In offering the Class A Common Stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. If the selling stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our Class A Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Under the securities laws of some states, if applicable, the shares of Class A Common Stock registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Class A Common Stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of our Class A Common Stock and the ability of any person or entity to engage in market-making activities for the Class A Common Stock.

We cannot assure you that the selling stockholders will sell all or any portion of the Class A Common Stock registered pursuant to this registration statement. The selling stockholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of Crescent Energy Company’s (“we,” “us” and “our”) capital stock does not purport to be complete and is subject to and qualified by reference to our amended and restated certificate of incorporation (our “Amended and Restated Charter”), and our amended and restated bylaws (our “Amended and Restated Bylaws”). The summary below is also qualified by reference to the provisions of the DGCL.

General

Our authorized capital stock consists of 2,000,000,000 shares, divided into the following classes:

•	1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (our “Class A Common Stock”);

•	500,000,000 shares of Class B Common Stock, par value $0.0001 per share (our “Class B Common Stock); and

•

500,000,000 shares of preferred stock, of which (y) 1,000 shares are Non-Economic Series I Preferred Stock (our “Non-Economic Series I Preferred Stock”) and (z) the remaining 499,999,000 shares may be designated from time to time in accordance with our Amended and Restated Charter (together, with the Non-Economic Series I Preferred Stock, our “Preferred Stock”).

Class A Common Stock

Voting Rights. Prior to the Trigger Date (as defined in the section herein titled “Non-Economic Series I Preferred Stock”), holders of our Class A Common Stock will not be entitled to elect directors to our Board of Directors. On and after the Trigger Date (as defined below), the holders of our Class A Common Stock will be entitled to elect directors but will not have cumulative voting rights in the election of directors. Holders of our Class A Common Stock will otherwise be entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class A Common Stock and our Class B Common Stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our Amended and Restated Charter that would alter or change the powers, preferences or special rights of our Non-Economic Series I Preferred Stock or our Class B Common Stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the class of stock affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend Rights. Holders of our Class A Common Stock will be entitled to ratably receive dividends when and if declared by our Board of Directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding Preferred Stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of our Class A Common Stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of outstanding shares of our Preferred Stock.

Other Matters. Our Class A Common Stock will have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Voting Rights. Prior to the Trigger Date, holders of our Class B Common Stock will not be entitled to elect directors to our Board of Directors. On and after the Trigger Date, the holders of our Class B Common Stock will be entitled to elect directors but will not have cumulative voting rights in the election of directors. Holders of our Class B Common Stock will otherwise be entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class A Common Stock and our Class B Common Stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our Amended and Restated Charter that would alter or change the powers, preferences or special rights of our Non-Economic Series I Preferred Stock or our Class B Common Stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the class of stock affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend and Liquidation Rights. Holders of our Class B Common Stock will not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for our Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of our Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for our Class A Common Stock on the same terms as simultaneously paid to the holders of our Class A Common Stock. Holders of our Class B Common Stock will not have any right to receive a distribution upon liquidation or winding up.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue our Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders (except as may be required by the terms of any preferred stock then outstanding). Our Board of Directors may (except where otherwise provided in the applicable preferred stock designation) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares outstanding) the number of shares of any series of our Preferred Stock, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of our Preferred Stock with voting or conversion rights that could adversely affect the proportion of voting power held by, or other relative rights of, the holders of our Class A Common Stock or our Class B Common Stock.

Non-Economic Series I Preferred Stock

Dividends and Liquidation Rights. Except for any distribution required by the DGCL to be made upon a dissolution event, the holder of the Non-Economic Series I Preferred Stock (the “Preferred Stockholder”) does not have any rights to receive dividends. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, the holder of our Non-Economic Series I Preferred Stock will be entitled to a payment equal to $0.01 per share of our Non-Economic Series I Preferred Stock.

Voting Rights. The holder of our Non-Economic Series I Preferred Stock are entitled to one vote per share on any matter that is submitted to a vote of stockholders. In addition, the holder of our Non-Economic Series I Preferred Stock will have the exclusive right to elect the members of our Board of Directors prior to the date (the “Trigger Date”) following the earlier of (i) the first date on which the Preferred Stockholder and its affiliates no longer collectively beneficially own the Minimum Retained Ownership (as defined in our Amended and Restated Charter) and (ii) the date the Preferred Stockholder elects, by delivering written notice to us, to cause the Trigger Date to occur. Upon occurrence of the Trigger Date, all rights, powers, preferences and privileges associated with shares of our Non-Economic Series I Preferred Stock and associated with being the Preferred Stockholder in its capacity as the owner of the Non-Economic Series I Preferred Stock will automatically terminate in all respects and all shares of our Non-Economic Series I Preferred Stock will be automatically cancelled and forfeited for no consideration.

Actions Requiring Preferred Stockholder Approval. Prior to the Trigger Date, certain actions will require the prior approval of the Preferred Stockholder, including, without limitation:

•	entry into a debt financing arrangement in an amount in excess of 10% of our then existing long-term indebtedness (other than with respect to intercompany debt financing arrangements);

•

issuances of securities that would (i) represent at least 5% of any class of equity securities or (ii) have designations, preferences, rights priorities or powers that are more favorable than our Class A Common Stock or Class B Common Stock;

•	adoption of a stockholder rights plan;

•

amendment of our Amended and Restated Charter and certain provisions of our Amended and Restated Bylaws relating to our Board of Directors, our officers, quorum, adjournment and the conduct of stockholder meetings, and provisions related to stock certificates, registrations of transfers, maintenance of books and records and amendments of our Amended and Restated Bylaws;

•

the appointment or removal of our Chief Executive Officer or a Co-Chief Executive Officer, provided that, a majority of our directors that are independent for purposes of the Audit Committee of the Board of Directors under the rules and regulations of The New York Stock Exchange, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Independent Directors”) may remove a Chief Executive Officer without the prior approval of the Preferred Stockholder solely for Cause (as defined in our Amended and Restated Charter);

•	the termination of the employment of any of our officers without Cause;

•	the merger, sale or other dispositions of all or substantially all of the assets, taken as a whole, of us and our subsidiaries; and

•	the liquidation or dissolution of us.

Transferability. The holder of our Non-Economic Series I Preferred Stock may transfer all or any part of our Non-Economic Series I Preferred Stock held by it without first obtaining approval of any other stockholder so long as (i) it obtains prior written approval of a majority of the Independent Directors of our Board of Directors and (ii) the transferee assumes the rights and duties of our Non-Economic Series I Preferred Stock under our Amended and Restated Charter and agrees to be bound by the provisions of our Amended and Restated Charter.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. To the fullest extent permitted by law, each of our directors and officers will have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, including business interests and activities in direct competition with the business and activities of us, and we will waive and renounce any interest or expectancy therein. In addition, the doctrine of corporate opportunity will not apply with respect to us, any of our officers or directors, the Preferred Stockholder or any of their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and we will renounce any expectancy that such persons will offer any such corporate opportunity of which he, she or it may become aware to us. Notwithstanding the foregoing, we will not renounce our interest in any corporate opportunity offered to any of our directors or officers if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of us and is one that such director or officer has no duty (contractual or fiduciary) to offer to KKR & Co., Inc. or its affiliates.

Anti-Takeover Provisions

Our Amended and Restated Charter and our Amended and Restated Bylaws and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A Common Stock held by stockholders. The following is a summary of certain provisions that may be deemed to have such effects:

Election and Removal of Directors

Prior to the Trigger Date, the Preferred Stockholder has the sole authority to elect directors. Prior to the Trigger Date, the Preferred Stockholder has the sole authority to remove and replace any director, with or without cause, at any time, subject to limited exceptions during the Protected Periods (as defined in the Amended and Restated Charter). In addition, our Amended and Restated Charter also provides that, any newly created directorship on our Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled by the Preferred Stockholder.

Actions Requiring Preferred Stockholder Approval

Prior to the Trigger Date, certain actions will require the prior approval of the Preferred Stockholder. See the section titled “Non-Economic Series I Preferred Stock” above.

Amendments to our Amended and Restated Charter

Except as otherwise expressly provided by applicable law, only the vote of the Preferred Stockholder, together with the approval of our Board of Directors, shall be required in order to amend our Amended and Restated Charter and certain provisions of our Amended and Restated Bylaws. See the section titled “Non-Economic Series I Preferred Stock” above.

Special Stockholder Meetings

Our Amended and Restated Charter provides that special meetings of the holders of our Class A Common Stock and Class B Common Stock may be called at any time by our Board of Directors, the Preferred Stockholder or, prior to the Trigger Date, a majority of our Independent Directors.

Stockholder Action by Written Consent

Our Amended and Restated Charter provides that, if consented to by our Board of Directors and the Preferred Stockholder in writing, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding Class A Common Stock and Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted and such consent or consents are delivered in accordance with Section 228 of the DGCL.

Requirements for Advance Notification of Stockholder Proposals

Our Amended and Restated Bylaws will establish advance notice procedures with respect to stockholder proposals relating to the limited matters on which our Class A Common Stock and Class B Common Stock may be entitled to vote. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Amended and Restated Bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our Amended and Restated Bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of us.

Merger, Sale or Other Disposition of Assets

Our Amended and Restated Charter provides that we may not sell, exchange, lease or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or consummate any merger, sale or other similar combination without the prior approval of the Preferred Stockholder.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, solely to the extent that the Court of Chancery lacks subject matter jurisdiction, the federal district court located in the State of Delaware) is the exclusive forum for resolving (i) any derivative action, suit or proceeding brought on behalf of the corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, in each case except as otherwise provided in our Amended and Restated Charter for any series of our Preferred Stock.

Business Combinations

We have elected to opt out of Section 203 of the DGCL, which provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our current and future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS

Vinson & Elkins, L.L.P., Houston, Texas, will pass upon the validity of the Class A Common Stock covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Crescent Energy Company as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Contango Oil & Gas Company (“Contango”) as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical statement of revenues and direct operating expenses of the Uinta Basin Assets for the year ended December 31, 2021, incorporated by reference in the registration statement have been so incorporated by reference in reliance upon the report of EEPB, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related future net cash flows and present values thereof related to our properties as of December 31, 2021 incorporated by reference herein and elsewhere in this registration statement were based on the proved reserves estimates prepared or audited by Haas Petroleum Engineering Services, Inc., Cawley, Gillespie & Associates, Inc., Netherland, Sewell & Associates, Inc. and William M. Cobb & Associates, Inc., our independent reserve engineers, summary letters of which are incorporated by reference herein. We have incorporated these estimates in reliance on the authority of such firms as experts in such matters.

Estimates of the oil and natural gas reserves and related future net cash flows and present values thereof related to the properties acquired in the Uinta Acquisition as of December 31, 2021 incorporated by reference herein and elsewhere in this registration statement were based on the proved reserves estimates prepared by Cawley, Gillespie & Associates, Inc., a summary letter of which is incorporated by reference herein. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

The information incorporated by reference herein as of December 31, 2020 regarding Contango’s estimates of the oil and gas reserves associated with its oil and gas properties have been audited by W.D. Von Gonten and Company and William M. Cobb & Associates, Inc., independent petroleum engineering firms. The description of the audit of such estimates is included and incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Class A Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We file with or furnish to the SEC periodic reports and other information. These reports and other information may be obtained from the SEC’s website as provided above. Our website is located at www.crescentenergyco.com. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, amendments to those reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on such information in making a decision to purchase our Class A Common Stock.

We furnish or make available to our stockholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the Class A Common Stock offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022;

•

our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, filed with the SEC on May 10, 2022; June  30, 2022, filed with the SEC on August 9, 2022; and September  30, 2022, filed with the SEC on November 9, 2022;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on February  7, 2022, February  10, 2022, February  16, 2022, April  5, 2022, April  8, 2022, May  10, 2022, May  19, 2022, May  25, 2022, August  19, 2022, September  13, 2022, September  29, 2022, November  9, 2022 and January 6, 2023; and

•

the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed on December 7, 2021 including any amendments or reports filed for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

600 Travis Street, Suite 7200

Houston, Texas 77002

(713) 337-4600

Attention: Investor Relations

Crescent Energy Company

128,927,826 Shares of Class A Common Stock Offered by the Selling Stockholders

PROSPECTUS

January 19, 2023